As filed with the Securities and Exchange Commission on December 22, 2008.
File No. 811-04611

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

Registration Statement Under the Investment Company Act of 1940
Amendment No. 39

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.
(Exact name of Registrant as Specified in Charter)

800 Scudders Mill Road
Plainsboro, New Jersey 08536
(Address of Principal Executive Offices)

Registrant's telephone number, including Area Code: (800) 522-5465

Mr. Vincent Esposito
Aberdeen Asset Management Inc.
1735 Market Street, 37th Floor
Philadelphia, PA 19103
(Name and Address of Agent for Service)

Copies to:

Sander M. Bieber, Esq.
Dechert LLP
1775 I Street, NW
Washington, DC 20006

This amendment is being filed solely to file exhibits to this Registration Statement.

PART C

Registrant's Amended and Restated By-Laws, adopted by the Registrant's Board of Directors as of December 9, 2008, filed herewith as Exhibit (b)

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 39 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 22nd day of December, 2008.

ABERDEEN ASIA-PACIFIC INCOME FUND, INC.

*
Vincent Esposito
President

By:	/s/ Victoria M. Szybillo
Victoria M. Szybillo
as Attorney-in-Fact for Vincent Esposito

* Pursuant to a power of attorney filed herewith.

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned Director or Officer constitutes and appoints Jennifer Nichols, Lucia Sitar, Sander M. Bieber, David J. Harris, David M. Geffen, Brian S. Vargo, Victoria M. Szybillo, and Karl Paulson Egbert, and each of them, as his or her true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution for such attorney-in-fact in such attorney-in-fact's name, place, and stead, in any and all capacities, to sign any and all registration statements, exemptive applications, no-action letter requests and other regulatory filings made applicable to ABERDEEN ASIA-PACIFIC INCOME FUND, INC. (the "Fund"), and any amendments, exhibits, or supplements thereto, and to file and/or withdraw the same, with all other documents in connection therewith, with the U.S. Securities and Exchange Commission or any state regulatory agency or authority, as appropriate, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person in his or her capacity as a Director or Officer of the Fund, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be signed in one or more counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Power of Attorney on the date indicated below.

Name	Title	Date

/s/ Vincent Esposito	President	June 11, 2008
Vincent Esposito

EXHIBIT INDEX

Exhibit	Description

(b)	Registrant's Amended and Restated By-Laws, adopted by the Registrant's Board of Directors as of December 9, 2008